Exhibit 99.1

News Release

Investor Contact:	Chris O'Neal	EnPro Industries
	Senior Vice President, Strategy, Corporate	5605 Carnegie Boulevard
	Development and Investor Relations	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Email:	investor.relations@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Reports Results for the Third Quarter of 2018

Consolidated and Pro Forma Financial Highlights
(Amounts in millions except per share data and percentages)

Results for the Quarter Ended	Consolidated[1]		Pro Forma[2]
September 30	2018[3]	2017	2017	% Δ4
Net Sales	$388.2	$343.7	$355.0	9.4%
Segment Profit[5]	$53.0	$39.2	$44.3	19.6%
Segment Margin	13.7%	11.4%	12.5%
Net Income	$24.2	$490.2	$8.9	171.9%
Diluted Earnings Per Share	$1.16	$22.49	$0.41	182.9%
Adjusted Net Income[6]	$28.5	$15.9	$18.2	56.6%
Adjusted Diluted Earnings Per Share[6]	$1.36	$0.73	$0.83	63.9%
Adjusted EBITDA[6]	$64.0	$51.1	$53.6	19.4%
Adjusted EBITDA Margin[6]	16.5%	14.9%	15.1%

Results for the Nine Months Ended	Consolidated[1]		Pro Forma[2]
September 30	2018[3]	2017	2017	% Δ4
Net Sales	$1,150.6	$947.1	$1,039.9	10.6%
Segment Profit[5]	$126.3	$111.2	$133.4	(5.3)%
Segment Margin	11.0%	11.7%	12.8%
Net Income	$46.7	$505.6	$43.4	7.6%
Diluted Earnings Per Share	$2.20	$23.32	$2.00	10.0%
Adjusted Net Income[6]	$62.7	$35.5	$60.3	4.0%
Adjusted Diluted Earnings Per Share[6]	$2.96	$1.64	$2.78	6.5%
Adjusted EBITDA[6]	$163.7	$139.1	$165.9	(1.3)%
Adjusted EBITDA Margin[6]	14.2%	14.7%	16.0%

1 Consolidated results for the three months and nine months ended September 30, 2017 reflect (i) the deconsolidation of Garlock Sealing Technologies LLC (“GST”) and its subsidiaries, effective June 5, 2010, when GST filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code to begin a process (the Asbestos Claims Resolution Process, or “ACRP”) in pursuit of an efficient and permanent resolution to all current and future asbestos claims against it and (ii) the deconsolidation of OldCo, LLC (“OldCo”), effective January 30, 2017, when it filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in furtherance of the ACRP, in each case until the reconsolidation of GST, its subsidiaries and OldCo effective as of July 31, 2017 upon the consummation and effectiveness of the joint plan of reorganization confirmed in the ACRP. Consolidated results for each of the three months and nine months ended September 30, 2018 include the results of GST and OldCo for the entire period.
2 Pro forma financial information for the three months and nine months ended September 30, 2017 in these tables and throughout this press release is presented as if GST and OldCo were reconsolidated with EnPro throughout these periods based on the consummation of the joint plan of reorganization, which was consummated on July 31, 2017. See attached unaudited condensed consolidated pro forma statement of operations.
3 Effective January 1, 2018, EnPro adopted the new comprehensive revenue recognition accounting standard using a modified retrospective transition approach. Under this approach, revenues for prior periods have not been restated. Application of the new standard for the three months and nine months ended September 30, 2018 had an immaterial impact on items reflected in the consolidated statement of operations as compared to amounts as determined under the revenue recognition accounting standard applicable during the three months and nine months ended September 30, 2017.
4 Due to the reconsolidation effective July 31, 2017, consolidated results in the three months and nine months ended September 30, 2018 are being compared to the pro forma results for the comparable periods in 2017.
5 Effective January 1, 2018, EnPro adopted a new accounting standard on presentation of pension and other postretirement benefits expense using a retrospective transition approach. See the attached schedule of Segment Information (Unaudited) for a description of the impact of the adoption of this standard on Segment Profit for the three months and nine months ended September 30, 2017.
6 See the attached schedules for adjustments and reconciliations to GAAP numbers.

CHARLOTTE, N.C., October 31, 2018 -- EnPro Industries, Inc. (NYSE: NPO) today announced its financial results for the three-month and nine-month periods ended September 30, 2018.

Key Developments

•
All segments experienced strong organic sales and profit growth in the third quarter, with total company sales and segment profit increasing by 9.4% and 19.6%, respectively, compared to pro forma sales and segment profit in the third quarter of last year.

•	Capital allocation highlights:

◦	Completed the $50 million share repurchase program authorized by the Board of Directors in October 2017. Through the duration of the program, a total of 665,984 shares were repurchased.

◦	Paid a $0.24 per share quarterly dividend with a total value of $5 million.

◦	Collected $4.6 million of asbestos-related insurance recoveries in the third quarter, bringing the total collections during the first nine months of the year to $16.8 million.

•
Revised guidance for 2018 Adjusted EBITDA from a range of $214 million to $220 million to a range of $217 million to $220 million, reflecting confidence that strong end-market demand will continue through the end of the year.

“I am pleased to announce that we had a very good quarter across all of our segments,” said Steve Macadam, President and CEO. “We generated year-over-year sales and segment profit growth, driven by continued favorable demand in many of the markets that we serve. Sales to the semiconductor, aerospace, food & pharma, heavy-duty tractor and trailer builds, general industrial, metals & mining, and oil & gas markets grew year-over-year. We also successfully addressed several discrete issues that negatively impacted our profitability in the first half of the year, including winding-down our industrial gas turbine facility and addressing two warranty issues in our heavy-duty truck brake products group. As we have discussed throughout the year, we have expected Power Systems’ performance to be heavily weighted towards the second half of the year. We experienced the anticipated improvement in the third quarter, and with a record level backlog, Power Systems is poised to deliver strong results in the fourth quarter. Favorable demand conditions in Sealing Products and Engineered Products give us further confidence that we will have a positive finish to the year.”

“Given current macroeconomic forecasts, a robust backlog in Power Systems, and positive demand patterns in many of our markets, we believe that our sales momentum will continue through the end of the year, resulting in full-year sales growth of between 8% and 9% over 2017 pro forma sales, and we’ve tightened our full-year adjusted EBITDA outlook to between $217 million and $220 million. This narrower range reflects our confidence in Power Systems’ ability to execute on its backlog and in current order trends in our other businesses,” said Mr. Macadam.

Full-year guidance excludes impacts from future acquisitions and acquisition-related costs, restructuring costs, the impact of foreign exchange rate changes subsequent to quarter-end, and any litigation or environmental charges.

Consolidated results for the periods after July 31, 2017 reflect the reconsolidation of GST, its subsidiaries and OldCo as a result of the completion of the Asbestos Claims Resolution Process. Given that consolidated results in the third quarter of 2017 did not reflect all of EnPro’s entities, investors may find comparisons of consolidated results for the third quarter of 2018 to pro forma results for the prior-year period to be most illustrative of the year-over-year performance of all of EnPro’s businesses. Pro forma results for the quarter and nine months ended September 30, 2017 reflect the performance of all of these businesses for that period.

Demand in semiconductor, aerospace, food & pharma, heavy-duty tractor and trailer builds, general industrial, metals & mining, and U.S. oil & gas pipeline construction markets continued to be strong during the quarter. Nuclear demand increased slightly relative to last year. This positive momentum was partially offset by softness in the automotive and U.S. oil & gas pipeline construction markets. In total, acquisitions contributed 0.1% sales growth, and foreign exchange translation reduced sales by 0.6% on a consolidated basis versus pro forma sales in the third quarter of 2017.

Segment profit in the third quarter was up year-over-year on a consolidated basis compared to pro forma segment profit from the same period of the prior year due to a variety of factors. In Sealing Products and Engineered Products, consolidated segment profit increased versus pro forma segment profit in the third quarter of last year due to strong sales growth and a $4.0 million net credit related to a legal matter in the heavy-duty truck business, partially offset by tariff-related cost increases in the heavy-duty truck business. In Power Systems, consolidated segment profit increased versus pro forma segment profit in the third quarter of 2017 driven primarily by higher aftermarket sales and a favorable mix of engine sales. Excluding the impact of acquisitions and divestitures and related costs, foreign exchange translation, the impact of the change in the loss reserve due to foreign exchange on the EDF contract, inventory fair value adjustment, and restructuring charges, total consolidated segment profit was 30.7% higher compared to the total pro forma segment profit in the third quarter of last year.

On June 26, 2018, the company entered into an agreement to purchase a group annuity contract to transfer approximately $68 million of outstanding projected pension benefit obligations related to certain U.S. retirees or beneficiaries. The transaction closed on July 3, 2018 and was funded with pension plan assets with a value of $70.9 million. As a result of this transaction, a non-cash pre-tax pension settlement charge of approximately $12.8 million was recognized in the third quarter of 2018. This charge was recorded in other (non-operating) expense on the Consolidated Statements of Operations.

On October 17, 2018, the company closed an offering of $350 million 5.75% senior notes due 2026, and on October 31, 2018, the preexisting $450 million 5.875% senior notes due 2022 were redeemed in full. In addition to lowering the fixed interest rate and extending the tenor by an additional four years, the new issuance provides greater flexibility to pay down debt and more favorable indenture provisions.

EnPro’s Board of Directors authorized the company to repurchase up to $50 million of its common shares over a two year period of time. Under this new authorization, which became effective on October 31, 2018, the company may repurchase shares in both open market and privately negotiated transactions. The company’s management will determine the timing and amount of the transactions based on its evaluation of market conditions, capital alternatives, and other factors. Repurchases may also be made under Rule 10b5-1 plans, which permit the company to repurchase shares when it otherwise would be precluded from doing so under insider trading laws. The repurchase program may be suspended or discontinued at any time and expires in two years.

The company’s average diluted share count in the third quarter of 2018 was 20.9 million shares, approximately 0.9 million less than in the same period a year ago. The decrease was primarily due to share repurchases. During the third quarter, the company completed its $50 million share repurchase program authorized by its Board of Directors, under which 665,984 shares were repurchased.

Pro Forma Results Including Formerly Deconsolidated Subsidiaries
To aid comparisons of year-over-year data, the company has included information in this press release showing key operating metrics for EnPro and its formerly deconsolidated subsidiaries, GST and OldCo, on a pro forma reconsolidated basis for the three months and nine months ended September 30, 2017. These metrics are derived from tables attached to this press release that illustrate, on a pro forma basis, financial results for these periods of 2017 as if GST and OldCo were reconsolidated with EnPro throughout each period based on consummation of the joint plan of reorganization, which was consummated on July 31, 2017. In response to requests from investors, we are providing the pro forma financial information in this release as supplemental comparative information as it reflects the performance of all of our subsidiaries during those periods.

Conference Call and Webcast Information
EnPro will hold a conference call tomorrow, November 1, at 10:00 a.m. Eastern Time to discuss third quarter 2018 results. Investors who wish to participate in the call should dial 1-800-851-4704 approximately 10 minutes before the call begins and provide conference ID number 53479827. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, http://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in conformity with GAAP. They include adjusted net income, adjusted diluted earnings per share, pro forma adjusted net income, adjusted EBITDA, pro forma adjusted EBITDA, adjusted EBITDA margin and pro forma adjusted EBITDA margin, as well as segment adjusted EBITDA, segment adjusted EBITDA margin, pro forma segment adjusted EBITDA and pro forma segment adjusted EBITDA margin. Tables showing the effect of these non-GAAP financial measures for the three months and nine months ended September 30, 2017 and 2018 are attached to the release. Adjusted EBITDA anticipated for full year 2018 is calculated in a manner consistent with the presentation of adjusted EBITDA in the attached tables. Because of the forward-looking nature of this estimate of adjusted EBITDA, it is impractical to present a quantitative reconciliation of such measure to a comparable GAAP measure, and accordingly no such GAAP measure is being presented.

Forward-Looking Statements
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; the impact of fluctuations in relevant foreign currency exchange rates; unanticipated delays or problems in introducing new products; the incurrence of contractual penalties for the late delivery of long lead-time products; announcements by competitors of new products, services or technological innovations; changes in our pricing policies or the pricing policies of our competitors; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2017, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statements made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

APPENDICES

Highlights of Segment Results: Third Quarter of 2018

Consolidated Financial Information and Reconciliations

Introduction of Unaudited Pro Forma Financial Information

Pro Forma Financial Information and Reconciliations

Sealing Products Segment

	Consolidated		Pro Forma[1]
($ in Millions)	2018	2017	2017	% Δ [2]
Results for the Quarter Ended September 30
Sales	$249.6	$213.7	$224.6	11.1%
Segment Profit	$35.9	$23.1	$27.9	28.7%
Segment Margin	14.4%	10.8%	12.4%
Adjusted EBIDA[3]	$50.0	$39.7	$42.1	18.8%
Adjusted EBITDA Margin[3]	20.0%	18.6%	18.7%

Results for the Nine Months Ended September 30
Sales	$737.2	$584.3	$673.8	9.4%
Segment Profit	$78.9	$64.7	$85.3	(7.5)%
Segment Margin	10.7%	11.1%	12.7%
Adjusted EBIDA[3]	$125.3	$101.6	$127.9	(2.0)%
Adjusted EBITDA Margin[3]	17.0%	17.4%	19.0%
1 See attached unaudited condensed consolidated pro forma statements of operations.
2 Due to the reconsolidation on July 31, 2017, consolidated results in the three-month and nine-month periods ended on September 30, 2018 are being compared to the pro forma results from the comparable periods in 2017.
3 See attached schedules for adjustments and reconciliations to GAAP numbers.

Segment Highlights

•
Consolidated sales increased in the third quarter versus pro forma sales in the prior-year period due to strength in the semiconductor, aerospace, food & pharma, heavy-duty tractor and trailer builds, and metals & mining markets. Nuclear demand increased slightly relative to last year. This positive momentum was partially offset by softness in the industrial gas turbine market.

•
Consolidated segment profit increased in the third quarter versus pro forma segment profit in the third quarter of last year, driven by higher sales volumes and a $4.0 million net credit related to a legal matter in the heavy-duty truck business, partially offset by tariff-related cost increases in the heavy-duty truck business. Excluding the impact of restructuring costs, inventory fair value adjustments, acquisitions and divestitures, and unfavorable foreign exchange translation, consolidated segment profit increased 32.1% compared to pro forma segment profit in the prior-year period.

Engineered Products Segment

	Consolidated		Pro Forma[1]
($ in Millions)	2018	2017	2017	% Δ [2]
Results for the Quarter Ended September 30
Sales	$78.1	$75.5	$75.6	3.3%
Segment Profit	$8.4	$7.8	$7.8	7.7%
Segment Margin	10.8%	10.3%	10.3%
Adjusted EBIDA[3]	$12.4	$11.8	$11.8	5.1%
Adjusted EBITDA Margin[3]	15.9%	15.6%	15.6%

Results for the Nine Months Ended September 30
Sales	$249.4	$226.3	$226.7	10.0%
Segment Profit	$34.9	$25.6	$25.7	35.8%
Segment Margin	14.0%	11.3%	11.3%
Adjusted EBIDA[3]	$47.3	$39.1	$39.3	20.4%
Adjusted EBITDA Margin[3]	19.0%	17.3%	17.3%
1See attached unaudited condensed consolidated pro forma statements of operations.
2 Due to the reconsolidation on July 31, 2017, consolidated results in the three-month and nine-month periods ended on September 30, 2018 are being compared to the pro forma results from the comparable periods in 2017.
3 See attached schedules for adjustments and reconciliations to GAAP numbers.

Segment Highlights

•
Consolidated sales increased in the third quarter versus pro forma sales in the prior-year period due to volume gains in the oil & gas and general industrial markets, while automotive and aerospace markets were down relative to last year. Excluding the impact of foreign exchange translation, consolidated sales increased 4.7% compared to pro forma sales in the prior-year period.

•
Consolidated segment profit increased in the third quarter versus pro forma segment profit in the third quarter of last year due primarily to strong sales growth partially offset by unfavorable product mix. Excluding the impact of restructuring costs and unfavorable foreign exchange translation, consolidated segment profit increased 14.8% compared to pro forma segment profit in the prior-year period.

Power Systems Segment

	Consolidated		Pro Forma[1]
($ in Millions)	2018	2017	2017	% Δ [2]
Results for the Quarter Ended September 30
Sales	$61.4	$55.4	$55.8	10.0%
Segment Profit	$8.7	$8.3	$8.6	1.2%
Segment Margin	14.2%	15.0%	15.4%
Adjusted EBIDA[3]	$10.4	$9.5	$9.8	6.9%
Adjusted EBITDA Margin[3]	16.9%	17.1%	17.6%

Results for the Nine Months Ended September 30
Sales	$167.2	$139.4	$142.7	17.2%
Segment Profit	$12.5	$20.9	$22.4	(44.2)%
Segment Margin	7.5%	15.0%	15.7%
Adjusted EBIDA[3]	$17.0	$24.4	$25.8	(34.1)%
Adjusted EBITDA Margin[3]	10.2%	17.5%	18.1%
1See attached unaudited condensed consolidated pro forma statements of operations.
2 Due to the reconsolidation on July 31, 2017, consolidated results in the three-month and nine-month periods ended on September 30, 2018 are being compared to the pro forma results from the comparable periods in 2017.
3 See attached schedules for adjustments and reconciliations to GAAP numbers.

Segment Highlights

•	Consolidated sales increased in the third quarter versus pro forma sales in the prior-year period due to higher aftermarket parts and service revenue.

•
Consolidated segment profit increased in the third quarter versus pro forma segment profit in the prior-year period primarily due to an increase in profit on aftermarket parts and services and lower research and development expenses. Segment profit increased 43.5% excluding the impact of foreign exchange on the EDF contract, which had a negative impact of $0.2 million in the third quarter of 2018 and a positive impact of $2.3 million in the third quarter of 2017.

EnPro Industries, Inc.

Consolidated Statements of Operations (Unaudited)

For the Quarters and Nine Months Ended September 30, 2018 and 2017
(Stated in Millions of Dollars, Except Per Share Data)

	Quarter Ended		Nine Months Ended
	September 30, 2018	September 30, 2017(1)	September 30, 2018	September 30, 2017(1)
Net sales	$388.2	$343.7	$1,150.6	$947.1
Cost of sales	264.1	228.6	785.6	625.7
Gross profit	124.1	115.1	365.0	321.4
Operating expenses:
Selling, general and administrative	78.9	85.8	260.4	232.5
Other	1.0	11.0	6.3	15.4
Total operating expenses	79.9	96.8	266.7	247.9
Operating income	44.2	18.3	98.3	73.5
Interest expense	(6.1)	(11.2)	(21.6)	(42.2)
Interest income	0.2	0.9	0.8	1.0
Gain on reconsolidation of GST and OldCo	—	534.4	—	534.4
Other expense	(13.8)	(1.7)	(14.4)	(5.4)
Income before income taxes	24.5	540.7	63.1	561.3
Income tax expense	(0.3)	(50.5)	(16.4)	(55.7)
Net income	$24.2	$490.2	46.7	$505.6
Basic earnings per share	$1.17	$22.98	$2.22	$23.68
Average common shares outstanding (millions)	20.7	21.3	21.0	21.4
Diluted earnings per share	$1.16	$22.49	$2.20	$23.32
Average common shares outstanding (millions)	20.9	21.8	21.2	21.7

(1) In the first quarter of 2018, we adopted an accounting standard that requires an employer to report the service cost component of pension and other postretirement benefits expense in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net benefit cost are required to be presented in the income statement separately from the service cost component and outside a subtotal of income from operations.

We recast our Consolidated Statements of Operations to reflect the retrospective application of this guidance. For the quarter ended September 30, 2017 this resulted in an increase in cost of sales of $0.1 million, an increase in selling, general and administrative of $0.1 million, and the corresponding decrease in other (non-operating ) expense of $0.2 million. For the nine months ending September 30, 2017 this resulted in a decrease in cost of sales of $0.1 million, a decrease in selling, general and administrative of $0.2 million, and the corresponding increase in other (non-operating) expense of $0.3 million.

EnPro Industries, Inc.
Consolidated Statements of Cash Flows (Unaudited)

For the Nine Months Ended September 30, 2018 and 2017
(Stated in Millions of Dollars)

	2018	2017
Operating activities
Net income	$46.7	$505.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	28.3	23.5
Amortization	26.3	21.8
Gain on reconsolidation of GST and OldCo	—	(534.4)
Deferred income taxes	(4.4)	42.6
Stock-based compensation	4.8	5.2
Other non-cash adjustments	14.3	13.4
Change in assets and liabilities, net of effects of acquisitions, deconsolidation, and reconsolidation of businesses:
Asbestos liabilities	(0.6)	(16.7)
Asbestos insurance receivables	16.8	26.6
Accounts receivable, net	(31.3)	(22.8)
Inventories	(31.7)	0.6
Accounts payable	6.6	5.1
Other current assets and liabilities	97.1	0.5
Other non-current assets and liabilities	(14.5)	(6.6)
Net cash provided by operating activities	158.4	64.4
Investing activities
Purchases of property, plant and equipment	(45.7)	(23.6)
Payments for capitalized internal-use software	(2.0)	(2.6)
Acquisitions, net of cash acquired	—	(39.5)
Deconsolidation of GST and OldCo	—	41.1
Deconsolidation of OldCo	—	(4.8)
Capital contribution to OldCo	—	(45.2)
Receipts from settlements of derivative contracts	9.3	—
Proceeds from sale of property, plant and equipment	26.6	0.4
Net cash used in investing activities	(11.8)	(74.2)
Financing activities
Proceeds from debt	454.9	503.0
Repayments of debt	(594.4)	(409.3)
Repurchase of common stock	(50.0)	(11.5)
Dividends paid	(15.3)	(14.3)
Other	(6.7)	(2.5)
Net cash provided by (used in) financing activities	(211.5)	65.4
Effect of exchange rate changes on cash and cash equivalents	(4.5)	9.0
Net increase (decrease) in cash and cash equivalents	(69.4)	64.6
Cash and cash equivalents at beginning of period	189.3	111.5
Cash and cash equivalents at end of period	$119.9	$176.1
Supplemental disclosures of cash flow information:
Cash paid (refunded) during the period for:
Interest	$28.1	$44.8
Income taxes	$(81.7)	$8.9

EnPro Industries, Inc.

Consolidated Balance Sheets (Unaudited)

As of September 30, 2018 and December 31, 2017
(Stated in Millions of Dollars)

	September 30,	December 31,
	2018	2017
Current assets:
Cash and cash equivalents	$119.9	$189.3
Accounts receivable	290.1	261.7
Inventories	231.8	204.1
Income tax receivable	36.4	113.2
Other current assets	33.4	51.3
Total current assets	711.6	819.6
Property, plant and equipment	301.1	296.9
Goodwill	336.0	336.1
Other intangible assets	306.1	347.0
Other assets	85.2	86.5
Total assets	$1,740.0	$1,886.1
Current liabilities:
Current maturities of long-term debt	$0.3	$0.2
Accounts payable	133.9	130.7
Accrued expenses	125.4	137.2
Total current liabilities	259.6	268.1
Long-term debt	480.0	618.3
Other liabilities	103.6	96.9
Total liabilities	843.2	983.3
Shareholders' equity:
Common stock	0.2	0.2
Additional paid-in capital	299.1	347.9
Retained earnings	635.5	604.4
Accumulated other comprehensive loss	(36.7)	(48.4)
Common stock held in treasury, at cost	(1.3)	(1.3)
Total shareholders' equity	896.8	902.8
Total liabilities and equity	$1,740.0	$1,886.1

EnPro Industries, Inc.
Segment Information (Unaudited)
For the Quarters and Nine Months Ended September 30, 2018 and 2017
(Stated in Millions of Dollars)

Sales
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Sealing Products	$249.6	$213.7	$737.2	$584.3
Engineered Products	78.1	75.5	249.4	226.3
Power Systems	61.4	55.4	167.2	139.4
	389.1	344.6	1,153.8	950.0
Less intersegment sales	(0.9)	(0.9)	(3.2)	(2.9)
	$388.2	$343.7	$1,150.6	$947.1

Segment Profit
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017(1)	2018	2017(1)
Sealing Products	$35.9	$23.1	$78.9	$64.7
Engineered Products	8.4	7.8	34.9	25.6
Power Systems	8.7	8.3	12.5	20.9
	$53.0	$39.2	$126.3	$111.2

Segment Margin
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Sealing Products	14.4%	10.8%	10.7%	11.1%
Engineered Products	10.8%	10.3%	14.0%	11.3%
Power Systems	14.2%	15.0%	7.5%	15.0%
	13.7%	11.4%	11.0%	11.7%

Reconciliation of Segment Profit to Net Income
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017(1)	2018	2017(1)
Segment profit	$53.0	$39.2	$126.3	$111.2
Corporate expenses	(7.6)	(9.6)	(24.8)	(24.2)
Gain on reconsolidation of GST and OldCo	—	534.4	—	534.4
Interest expense, net	(5.9)	(10.3)	(20.8)	(41.2)
Other expense, net	(15.0)	(13.0)	(17.6)	(18.9)
Income before income taxes	24.5	540.7	63.1	561.3
Income tax expense	(0.3)	(50.5)	(16.4)	(55.7)
Net income	$24.2	$490.2	$46.7	$505.6
(1) Segment profit for 2017 was recast in 2018 to reflect the impact of adoption of an accounting standard affecting the classification of the non-service component of pension and other postretirement benefit costs. The impact for the quarter ended September 30, 2017 was a decrease of $0.2 million to total segment profit, with a corresponding $0.1 million increase in other expense, net and $0.1 million increase in corporate expenses. The impact for the nine months ended September 30, 2017 was an increase of $0.2 million to total segment profit, a $0.3 million decrease in other expense,net, and a $0.1 million increase to corporate expenses. Please refer to the Consolidated Statement of Operations for further information on the standard and its impact.
Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, asset impairments, gains/losses related to the sale of assets and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.
Reconciliation of Consolidated Net Income to Consolidated Adjusted Net Income and
Consolidated Adjusted Diluted Earnings Per Share (Unaudited)
For the Quarters and Nine Months Ended September 30, 2018 and 2017
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended September 30,
	2018			2017
	$	Average common shares outstanding, diluted (millions)	Per share	$	Average common shares outstanding diluted (millions)	Per share
Net income	$24.2	20.9	$1.16	$490.2	21.8	$22.49
Income tax expense	0.3			50.5
Income before income taxes	24.5			540.7
Adjustments:
Gain on reconsolidation of GST and OldCo	—			(534.4)
Impairment of ATD intangible assets	—			10.1
Environmental reserve adjustments and other costs associated with previously disposed businesses	0.7			1.9
Restructuring costs	0.3			0.3
Fair value adjustment to acquisition date inventory	—			4.1
Pension settlement	12.8			—
Other	1.8			0.8
Adjusted income before income taxes	40.1			23.5
Adjusted income tax expense	(11.6)			(7.6)
Adjusted net income	$28.5	20.9	$1.36	$15.9	21.8	$0.73

	Nine Months Ended September 30,
	2018			2017
	$	Average common shares outstanding, diluted (millions)	Per share	$	Average common shares outstanding diluted (millions)	Per share
Net income	$46.7	21.2	$2.20	$505.6	21.7	$23.32
Income tax expense	16.4			55.7
Income before income taxes	63.1			561.3
Adjustments:
Gain on reconsolidation of GST and OldCo	—			(534.4)
Impairment of ATD intangible assets	—			10.1
Restructuring costs	7.1			3.8
Environmental reserve adjustments and other costs associated with previously disposed businesses	2.4			5.2
Fair value adjustment to acquisition date inventory	—			4.2
Pension settlement	12.8			—
Other	2.9			2.4
Adjusted income before income taxes	88.3			52.6
Adjusted income tax expense	(25.6)			(17.1)
Adjusted net income	$62.7	21.2	$2.96	$35.5	21.7	$1.64

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company's reported net income and earnings per share, including items that may recur from time to time. The items adjusted for in this schedule are those that are excluded by management in budgeting or projecting for performance in future periods, as they typically relate to events specific to the period in which they occur. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur the sporadic impact of restructuring activities, costs associated with previously disposed of businesses, or other selected items. Management acknowledges that there are many items that impact a company's reported results and this list is not intended to present all items that may have impacted these results.

The restructuring costs, environmental reserve adjustment, impairment expense, pension settlement expense, and other are included as part of other operating expense and other expense. Inventory-related restructuring costs and fair value adjustment to acquisition date inventory are included in costs of sales. Acquisition expenses are included as part of selling, general, and administrative expense.

The adjusted income tax expense presented above is calculated using a normalized company-wide effective tax rate excluding discrete items of 29.0% and 32.5%, respectively for 2018 and 2017. Per share amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods.

EnPro Industries, Inc.
Reconciliation of Segment Profit to Adjusted Segment EBITDA (Unaudited)
For the Quarters and Nine Months Ended September 30, 2018 and 2017
(Stated in Millions of Dollars)

	Quarter Ended September 30, 2018
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$35.9	$8.4	$8.7	$53.0
Acquisition expenses	1.5	—	—	1.5
Restructuring costs	0.1	0.2	—	0.3
Depreciation and amortization expense	12.5	3.8	1.7	18.0
Earnings before interest, income taxes, depreciation, amortization, and other selected items (adjusted segment EBITDA)	$50.0	$12.4	$10.4	$72.8
Adjusted segment EBITDA margin	20.0%	15.9%	16.9%	18.8%

	Quarter Ended September 30, 2017
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$23.1	$7.8	$8.3	$39.2
Acquisition expenses*	4.2	—	—	4.2
Restructuring costs	0.5	(0.2)	—	0.3
Depreciation and amortization expense	11.9	4.2	1.2	17.3
Adjusted segment EBITDA	$39.7	$11.8	$9.5	$61.0
Adjusted segment EBITDA margin	18.6%	15.6%	17.1%	17.7%

	Nine Months Ended September 30, 2018
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$78.9	$34.9	$12.5	$126.3
Acquisition expenses	1.6	—	—	1.6
Restructuring costs	6.3	0.6	0.2	7.1
Depreciation and amortization expense	38.5	11.8	4.3	54.6
Adjusted segment EBITDA	$125.3	$47.3	$17.0	$189.6
Adjusted segment EBITDA margin	17.0%	19.0%	10.2%	16.5%

	Nine Months Ended September 30, 2017
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$64.7	$25.6	$20.9	$111.2
Acquisition expenses*	4.8	0.1	—	4.9
Restructuring costs	2.8	1.0	—	3.8
Depreciation and amortization expense	29.3	12.4	3.5	45.2
Adjusted segment EBITDA	$101.6	$39.1	$24.4	$165.1
Adjusted segment EBITDA margin	17.4%	17.3%	17.5%	17.4%

*Includes fair value adjustments to acquisition date inventory.

For a reconciliation of segment profit to net income, please refer to the Segment Information (Unaudited) schedule.

EnPro Industries, Inc.

Reconciliation of Consolidated Net Income to Consolidated
Adjusted EBITDA (Unaudited)

For the Quarters and Nine Months Ended September 30, 2018 and 2017
(Stated in Millions of Dollars)

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net income	$24.2	$490.2	$46.7	$505.6
Adjustments to arrive at earnings before interest, income
taxes, depreciation and amortization (EBITDA):
Interest expense, net	5.9	10.3	20.8	41.2
Income tax expense	0.3	50.5	16.4	55.7
Depreciation and amortization expense	18.0	17.3	54.6	45.3
EBITDA	48.4	568.3	138.5	647.8
Adjustments to arrive at earnings before interest, income taxes, depreciation, amortization and other selected items (Consolidated Adjusted EBITDA):
Gain on reconsolidation of GST and OldCo	—	(534.4)	—	(534.4)
Impairment of ATD intangible assets	—	10.1	—	10.1
Restructuring costs	0.3	0.3	7.1	3.8
Fair value adjusment to acquisition date inventory	—	4.1	—	4.2
Environmental reserve adjustments and other costs associated with previously disposed businesses	0.7	1.9	2.4	5.2
Pension settlement	12.8	—	12.8	—
Other	1.8	0.8	2.9	2.4
Consolidated adjusted EBITDA	$64.0	$51.1	$163.7	$139.1

*	Consolidated adjusted EBITDA as presented also represents the amount defined as "EBITDA" under the indenture governing the Company's 5.875% senior notes due 2022.

Unaudited Pro Forma Information Reflecting the Reconsolidation of Garlock Sealing Technologies and Other Deconsolidated Subsidiaries

The historical business operations of EnPro’s subsidiaries, Garlock Sealing Technologies LLC (“GST LLC”) and The Anchor Packing Company (“Anchor”), resulted in a substantial volume of asbestos litigation in which plaintiffs alleged personal injury or death as a result of exposure to asbestos fibers. Those subsidiaries manufactured and/or sold industrial sealing products, predominately gaskets and packing, that contained encapsulated asbestos fibers. Anchor was an inactive and insolvent indirect subsidiary of EnPro. EnPro’s subsidiaries’ exposure to asbestos litigation and their relationships with insurance carriers have been managed through another subsidiary, Garrison Litigation Management Group, Ltd. (“Garrison”). GST LLC, Anchor and Garrison are collectively referred to as “GST.”

On June 5, 2010 (the “Petition Date”), GST filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Western District of North Carolina in Charlotte (the “Bankruptcy Court”). The filings were the initial step in an asbestos claims resolution process.

The financial results of GST and its subsidiaries had been included in EnPro’s consolidated results through June 4, 2010, the day prior to the Petition Date. However, U.S. generally accepted accounting principles require an entity that files for protection under the U.S. Bankruptcy Code, whether solvent or insolvent, whose financial statements were previously consolidated with those of its parent, as GST’s and its subsidiaries’ were with EnPro’s, generally must be prospectively deconsolidated from the parent and the investment accounted for using the cost method. Accordingly, the financial results of GST and its subsidiaries are not included in EnPro’s consolidated results after June 4, 2010 until the reconsolidation described below.

On March 17, 2016, EnPro announced that it had reached a comprehensive settlement to resolve current and future asbestos claims. The settlement was reached with the court-appointed committee representing current asbestos claimants (the “GST Committee”) and the court-appointed legal representative of future asbestos claimants (the “GST FCR”) in GST’s Chapter 11 case pending before the Bankruptcy Court. Representatives for current and future asbestos claimants (the “Coltec Representatives”) against Coltec Industries Inc (“Coltec”) (another subsidiary of EnPro and, at that time, GST’s direct parent) also joined in the settlement. Under the settlement, the GST Committee, the GST FCR and the Coltec Representatives agreed to join GST and Coltec in proposing a joint plan of reorganization that incorporates the settlement and to ask asbestos claimants and the court to approve the plan. The joint plan of reorganization was filed with the Bankruptcy Court on May 20, 2016 and amendments to the joint plan of reorganization were filed with the Bankruptcy Court on June 21, 2016, July 29, 2016, December 2, 2016, April 3, 2017, May 14, 2017, May 19, 2017, June 8, 2017, and June 9, 2017. The joint plan of reorganization was filed as Exhibit 2.1 to the Company’s Form 8-K filed on July 31, 2017. As so modified, the joint plan of reorganization superseded all prior plans of reorganization filed by GST with the Bankruptcy Court.

As contemplated by the settlement, following the approval of the joint plan of reorganization by asbestos claimants in December 2016, Coltec engaged in a series of corporate restructuring transactions in which all of its significant operating assets and subsidiaries, which included each of EnPro’s major business units, were distributed to a new direct EnPro subsidiary (“EnPro Holdings”). OldCo, LLC (“OldCo”), as the successor by merger to Coltec in those transactions, retained responsibility for all asbestos claims and rights to certain insurance assets. The restructuring was completed on December 31, 2016 and, as contemplated by the joint plan of reorganization and the settlement, OldCo filed a pre-packaged Chapter 11 bankruptcy petition with the Bankruptcy Court on January 30, 2017. Accordingly, the financial results of OldCo and its subsidiaries are not included in EnPro’s consolidated results after January 29, 2017 until the reconsolidation described below. On February 3, 2017, the Bankruptcy Court issued an order for the joint administration of the OldCo Chapter 11 proceedings with the GST Chapter 11 proceedings.

The settlement included as a condition to EnPro’s obligations to proceed with the settlement that EnPro, Coltec, GST LLC and Garlock of Canada Ltd (an indirect subsidiary of GST LLC) enter into a written agreement, to be consummated concurrently with the effective date of consummation of the joint plan of reorganization, with the Canadian provincial workers’ compensation boards (the “Provincial Boards”) resolving remedies the Provincial Boards may possess against Garlock of Canada Ltd, GST, Coltec or any of their affiliates, including releases and covenants not to sue, for any present or future asbestos-related claim, and that the agreement is either approved by the Bankruptcy Court following notice to interested parties or the Bankruptcy Court concludes that its approval is not required. On November 11, 2016, EnPro and such subsidiaries entered into such an agreement (the “Canadian Settlement”) with the Provincial Boards to resolve current and future claims against EnPro, GST, Garrison, Coltec, and Garlock of Canada Ltd. for recovery of a portion of amounts the Provincial Boards have paid and will pay in the future under asbestos-injury recovery statutes in Canada for claims relating to asbestos-containing products. The Canadian Settlement provided for an aggregate cash settlement payment to the Provincial Boards of $(U.S.) 20 million, payable on the fourth anniversary of the effective date of the joint plan of reorganization. Under the Canadian

Settlement, after the effective date of the joint plan of reorganization, the Provincial Boards had the option of accelerating the payment, in which case the amount payable would be discounted from the fourth anniversary of the effective date of the joint plan of reorganization to the payment date at a discount rate of 4.5% per annum. On February 3, 2017, the Bankruptcy Court issued an order approving the Canadian Settlement. The Provincial Boards provided notice of their election to accelerate the payment. After application of the discount resulting from such acceleration of payment, the settlement payment of approximately $(U.S.) 16.7 million was made on August 11, 2017.

On May 15, 2017, the Bankruptcy Court announced its decision recommending that the U.S. District Court for the Western District of North Carolina (the “District Court”) confirm the joint plan of reorganization, and on June 12, 2017 the District Court issued an order confirming the joint plan of reorganization. The joint plan of reorganization has been consummated, with an effective date of 12:01 a.m. on July 31, 2017 (the “Joint Plan Effective Date”).

The joint plan of reorganization provides for the establishment of a trust (the “Trust”), which was funded (i) with aggregate cash contributions by GST LLC and Garrison of $350 million made immediately prior to the Joint Plan Effective Date, (ii) by the contribution made by OldCo immediately prior to the Joint Plan Effective Date of $50 million in cash and an option (the “Option”), exercisable one year after the Joint Plan Effective Date, permitting the Trust to purchase for $1 shares of EnPro common stock having a value of $20 million (with OldCo having the right to call the option for payment of $20 million in cash at any time prior to the first anniversary of the Joint Plan Effective Date, with the Trust having the right to put the option to OldCo for payment by OldCo of $20 million on the day prior to the first anniversary of the Joint Plan Effective Date and with the option terminating on the second anniversary of the Joint Plan Effective Date in return for payment to the Trust of $20 million), and (iii) by the obligations under the Joint Plan of OldCo to make a deferred contribution of $40 million in cash and of GST LLC and Garrison to make an aggregate deferred contribution of $20 million in cash no later than one year after the Joint Plan Effective Date. These deferred contributions were guaranteed by EnPro and secured by a pledge of 50.1% of the outstanding voting equity interests of GST LLC and Garrison. Under the joint plan of reorganization, the Trust has assumed responsibility for all present and future asbestos claims arising from the operations or products of GST or Coltec/OldCo. Under the joint plan of reorganization, EnPro, through its subsidiaries, retained ownership of OldCo, GST LLC and Garrison. Anchor, which has not conducted business operations for many years and had nominal assets, has been dissolved. On November 29, 2017, GST LLC, EnPro Holdings and EnPro entered into an agreement with the Trust to provide for the early settlement of the deferred contributions to the Trust under the Joint Plan and for the call of the Option by EnPro Holdings, as the successor by merger to OldCo. Under that agreement, in full satisfaction of the $60 million of aggregate deferred contribution obligations under the Joint Plan and payment of the $20 million call payment under the Option, on December 1, 2017 GST LLC, EnPro Holdings and EnPro paid $78.8 million (the “Early Cash Settlement Amount”) to the Trust and agreed to make a further payment to the Trust to the extent that total interest earned through July 31, 2018, with respect to a fixed income account in which the Early Cash Settlement Amount was invested by the Trust is less than $1.2 million, which further payment of approximately $0.5 million was made to the Trust in August 2018.

Pursuant to applicable accounting rules, upon and as of the Joint Plan Effective Date, the assets and liabilities of both GST and OldCo were reconsolidated into the EnPro balance sheet and EnPro’s consolidated financial statements include the sales, income, expenses and cash flows of both GST and OldCo beginning on the Joint Plan Effective Date.

The accompanying unaudited pro forma condensed consolidated statement of operations for the three and nine months ended September 30, 2017 has been prepared to illustrate the effects of the reconsolidation of GST and OldCo and their respective subsidiaries with EnPro assuming the confirmation and consummation of the joint plan of reorganization and the consummation of the Canadian Settlement to give effect to the reconsolidation as if it had occurred on January 1, 2017.

The unaudited pro forma condensed consolidated statement of operations for the three and nine months ended September 30, 2017 is based on estimates and assumptions, which have been made solely for the purposes of developing such pro forma information. The unaudited pro forma condensed consolidated statement of operations also include certain adjustments such as increased depreciation and amortization expense on tangible and intangible assets, increased interest expense on the debt incurred to complete the reconsolidation as well as the tax impacts related to these adjustments. The pro forma adjustments are based upon available information and certain assumptions that EnPro believes are reasonable.

EnPro is providing the accompanying unaudited pro forma condensed consolidated statement of operations in light of specific requests for such pro forma information by investors. The unaudited pro forma condensed consolidated statement of operations is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of EnPro would have been had the reconsolidation of GST and OldCo occurred on the date assumed.

EnPro Industries, Inc.

Pro Forma Condensed Consolidated Statements of Operations (Unaudited)

For the Quarter Ended September 30, 2017
(Stated in Millions of Dollars, Except Per Share Data)

			Eliminate	Effect of		Pro Forma
		GST and	Intercompany	Reconsolidation		Adjustments
	EnPro	OldCo	Transactions	of GST and OldCo	Pro Forma	Reference
Net sales	$343.7	$15.3	$(4.0)	$—	$355.0	(1)
Cost of sales	228.6	9.5	(4.0)	(3.7)	230.4	(1), (2)
Gross profit	115.1	5.8	—	3.7	124.6
Operating expenses:
Selling, general and administrative	85.8	3.7	—	0.8	90.3	(2), (3)
Other	11.0	(0.4)	—	(0.3)	10.3	(4)
Total operating expenses	96.8	3.3	—	0.5	100.6
Operating income	18.3	2.5	—	3.2	24.0
Interest expense	(11.2)	—	3.0	(0.7)	(8.9)	(5)
Interest income	0.9	3.1	(3.0)	—	1.0	(5)
Gain on reconsolidation of GST and OldCo	534.4	—	—	(534.4)	—	(7)
Other expense	(1.7)	(1.2)	—	1.1	(1.8)	(4)
Income before income taxes	540.7	4.4	—	(530.8)	14.3
Income tax expense	(50.5)	(3.0)	—	48.1	(5.4)	(6)
Net income	$490.2	$1.4	$—	$(482.7)	$8.9
Basic earnings per share	$22.98	N/A	N/A	N/A	$0.42
Average common shares outstanding (millions)	21.3				21.3
Diluted earnings per share	$22.49	N/A	N/A	N/A	$0.41
Average common shares outstanding (millions)	21.8				21.8

(1)	Eliminate intercompany sales of $4.0 million.
(2)
Reflects the increase in depreciation expense of $0.1 million due to adjusting property, plant and equipment to fair value. The total fair value adjustment to property, plant and equipment was $23.3 million of which $16.0 million related to depreciable buildings and improvements and machinery and equipment that have a net remaining economic life of 14.5 years as of the date of reconsolidation (July 31, 2017). Also reflects the add-back of a $3.8 million non-recurring increase to cost of sales incurred in the third quarter associated with the step up of GST inventory to fair value upon reconsolidation.

(3)
Reflects the increase in amortization expense as a result of the fair value adjustment due to the creation of the finite-lived intangible assets. The useful life of the finite-lived intangible assets is 15 years from the date of reconsolidation.

(4)	Eliminate asbestos-related expenses which cease upon confirmation and consummation of the joint plan of reorganization.
(5)
Eliminate intercompany interest and add interest expense on incremental borrowings made in order to make payment upon confirmation and consummation of the consensual plan of reorganization. We used an estimated interest rate of 3% for all periods.

(6)	For purposes of the consolidated pro forma financial information, an estimated statutory tax rate of 37.5% has been used for all periods presented.
(7)
Reflects elimination of the gain on reconsolidation of GST and OldCo as the transaction causing the gain is presumed to have taken place at the beginning of 2016, and the gain is a non-recurring impact of the reconsolidation.

EnPro Industries, Inc.

Pro Forma Condensed Consolidated Statements of Operations (Unaudited)

For the Nine Months Ended September 30, 2017
(Stated in Millions of Dollars, Except Per Share Data)

			Eliminate	Effect of		Pro Forma
	Consolidated	GST and	Intercompany	Reconsolidation		Adjustments
	EnPro	OldCo	Transactions	of GST and OldCo	Pro Forma	Reference
Net sales	$947.1	$125.9	$(33.1)	$—	$1,039.9	(1)
Cost of sales	625.7	77.7	(33.1)	(3.2)	667.1	(1), (2)
Gross profit	321.4	48.2	—	3.2	372.8
Operating expenses:
Selling, general and administrative	232.5	24.4	—	5.2	262.1	(3)
Other	15.4	(23.9)	—	22.4	13.9	(4)
Total operating expenses	247.9	0.5	—	27.6	276.0
Operating income	73.5	47.7	—	(24.4)	96.8
Interest expense	(42.2)	—	20.6	(2.0)	(23.6)	(5)
Interest income	1.0	21.5	(20.6)	—	1.9	(5)
Gain on reconsolidation of GST and OldCo	534.4	—	—	(534.4)	—	(7)
Other expense	(5.4)	(5.9)	—	5.6	(5.7)	(4)
Income before income taxes	561.3	63.3	—	(555.2)	69.4
Income tax expense	(55.7)	(24.3)	—	54.0	(26.0)	(6)
Net income	$505.6	$39.0	$—	$(501.2)	$43.4
Basic earnings per share	$23.68	N/A	N/A	N/A	$2.03
Average common shares outstanding (millions)	21.4				21.4
Diluted earnings per share	$23.32	N/A	N/A	N/A	$2.00
Average common shares outstanding (millions)	21.7				21.7

(1)	Eliminate intercompany sales of $33.1 million.
(2)
Reflects the increase in depreciation expense of $0.6 million due to adjusting property, plant and equipment to fair value. The total fair value adjustment to property, plant and equipment was $23.3 million of which $16.0 million related to depreciable buildings and improvements and machinery and equipment that have a net remaining economic life of 14.5 years as of the date of reconsolidation (July 31, 2017). Also reflects the add-back of a $3.8 million non-recurring increase to cost of sales incurred in the third quarter associated with the step up of GST inventory to fair value upon reconsolidation.

(3)
Reflects the increase in amortization expense as a result of the fair value adjustment due to the creation of the finite-lived intangible assets. The useful life of the finite-lived intangible assets is 15 years from the date of reconsolidation.

(4)	Eliminate asbestos-related expenses which ceased upon confirmation and consummation of the joint plan of reorganization.
(5)
Eliminate intercompany interest and add interest expense on incremental borrowings made in order to make payment upon confirmation and consummation of the consensual plan of reorganization. We used an estimated interest rate of 3% for all periods.

(6)	For purposes of the consolidated pro forma financial information, an estimated statutory tax rate of 37.5% has been used for all periods presented.
(7)
Reflects elimination of the gain on reconsolidation of GST and OldCo as the transaction causing the gain is presumed to have taken place at the beginning of 2016, and the gain is a non-recurring impact of the reconsolidation.

EnPro Industries, Inc.

Reconciliation of Pro Forma Net Income to Pro Forma Adjusted EBITDA (Unaudited)

For the Quarter and Nine Months Ended September 30, 2018 and 2017
(Stated in Millions of Dollars)

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Pro forma net income	$24.2	$8.9	$46.7	$43.4
Adjustments to arrive at pro forma earnings before interest, taxes, depreciation and amortization (pro forma EBITDA):
Interest expense, net	5.9	7.9	20.8	21.7
Income tax expense	0.3	5.4	16.4	26.0
Depreciation and amortization expense	18.0	18.7	54.6	54.8
Pro forma EBITDA	48.4	40.9	138.5	145.9
Adjustments to arrive at pro forma earnings before interest, income taxes, depreciation, amortization and other selected items (pro forma adjusted EBITDA):
Restructuring costs	0.3	0.3	7.1	3.7
Impairment of ATD intangible assets	—	10.1	—	10.1
Environmental reserve adjustment	0.7	1.9	2.4	5.2
Pension settlement	12.8	—	12.8	—
Other	1.8	0.4	2.9	1.0
Pro forma adjusted EBITDA	$64.0	$53.6	$163.7	$165.9

The foregoing table provides a reconciliation of pro forma net income set forth in the accompanying unaudited pro forma condensed consolidated statements of operations reflecting reconsolidation of GST to pro forma earnings before interest, income taxes, depreciation, amortization and other selected items (pro forma adjusted EBITDA). The methodology for reconciliation is the same as presented on the table titled "Reconciliation of Consolidated Net Income to Consolidated Adjusted EBITDA (Unaudited)".

Supplemental Disclosure: For the nine months ended September 30, 2018, approximately 49.4% of pro forma adjusted EBITDA as presented above was attributable to EnPro's subsidiaries that do not guarantee our 5.75% Senior Notes due 2026.

EnPro Industries, Inc.

Reconciliation of Net Sales to Pro Forma Net Sales (Unaudited)
For the Quarter and Nine Months Ended September 30, 2018 and 2017
(Stated in Millions of Dollars)

	Quarter Ended September 30, 2018
	Sealing	Engineered	Power	Intersegment
	Products	Products	Systems	Sales	Consolidated
Net sales	$249.6	$78.1	$61.4	$(0.9)	$388.2

	Quarter Ended September 30, 2017
	Sealing	Engineered	Power	Intersegment
	Products	Products	Systems	Sales	Consolidated
Net sales	$213.7	$75.5	$55.4	$(0.9)	$343.7
Adjustments:
Sales of deconsolidated entities	14.6	0.2	0.5	—	15.3
Intercompany sales	(3.7)	(0.1)	(0.1)	(0.1)	(4.0)
Pro forma net sales	$224.6	$75.6	$55.8	$(1.0)	$355.0

	Nine Months Ended September 30, 2018
	Sealing	Engineered	Power	Intersegment
	Products	Products	Systems	Sales	Consolidated
Net sales	$737.2	$249.4	$167.2	$(3.2)	$1,150.6

	Nine Months Ended September 30, 2017
	Sealing	Engineered	Power	Intersegment
	Products	Products	Systems	Sales	Consolidated
Net sales	$584.3	$226.3	$139.4	$(2.9)	$947.1
Adjustments:
Sales of deconsolidated entities	119.1	1.5	5.3	—	125.9
Intercompany sales	(29.6)	(1.1)	(2.0)	(0.4)	(33.1)
Pro forma net sales	$673.8	$226.7	$142.7	$(3.3)	$1,039.9

EnPro Industries, Inc.
Reconciliation of Segment Profit to Pro Forma Adjusted Segment EBITDA (Unaudited)
For the Quarters and Nine Months Ended September 30, 2018 and 2017
(Stated in Millions of Dollars)

	Quarter Ended September 30, 2018
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment Profit	$35.9	$8.4	$8.7	$53.0
Acquisition expenses	1.5	—	—	1.5
Restructuring costs	0.1	0.2	—	0.3
Depreciation and amortization expense	12.5	3.8	1.7	18.0
Earnings before interest, income taxes, depreciation, amortization, and other selected items (pro forma adjusted segment EBITDA)	$50.0	$12.4	$10.4	$72.8

	Quarter Ended September 30, 2017
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment Profit	$23.1	$7.8	$8.3	$39.2
Segment profit of deconsolidated entities	1.9	—	0.3	2.2
Pro forma acquisition date inventory fair value adjustment	3.8	—	—	3.8
Pro forma depreciation and amortization adjustments (1)	(0.9)	—	—	(0.9)
Pro forma segment profit	27.9	7.8	8.6	44.3
Adjustments:
Acquisition expenses*	0.4	—	—	0.4
Restructuring costs	0.5	(0.2)	—	0.3
Depreciation and amortization expense	13.3	4.2	1.2	18.7
Pro forma segment earnings before interest, income taxes, depreciation amortization, and other selected items (pro forma adjusted segment EBITDA)	$42.1	$11.8	$9.8	$63.7

	Nine Months Ended September 30, 2018
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment Profit	$78.9	$34.9	$12.5	$126.3
Acquisition expenses	1.6	—	—	1.6
Restructuring costs	6.3	0.6	0.2	7.1
Depreciation and amortization expense	38.5	11.8	4.3	54.6
Adjusted segment EBITDA	$125.3	$47.3	$17.0	$189.6

	Nine Months Ended September 30, 2017
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment Profit	$64.7	$25.6	$20.9	$111.2
Segment profit of deconsolidated entities	22.6	0.1	1.5	24.2
Pro forma acquisition date inventory fair value adjustment	3.8	—	—	3.8
Pro forma depreciation and amortization adjustments (1)	(5.8)	—	—	(5.8)
Pro forma segment profit	85.3	25.7	22.4	133.4
Adjustments:
Acquisition expenses*	1.0	0.1	—	1.1
Restructuring costs	2.8	1.0	—	3.8
Depreciation and amortization expense	38.8	12.5	3.4	54.7
Pro forma adjusted segment EBITDA	$127.9	$39.3	$25.8	$193.0
*Includes expensing of fair value adjustments to acquisition date inventory for acquisitions other than reconsolidation of GST and OldCo.

(1)	See notes (2) and (3) to the accompanying Pro Forma Condensed Consolidated Statements of Operations (Unaudited) for further information about these adjustments.

EnPro Industries, Inc.
Reconciliation of Pro Forma Net Income to Pro Forma Adjusted Net Income (Unaudited)
For the Quarters and Nine Months Ended September 30, 2018 and 2017
(Stated in Millions of Dollars, Except Per Share Data)

	Quarter Ended September 30,
	2018			2017
	$	Average common shares outstanding, diluted (millions)	Per share	$	Average common shares outstanding, diluted (millions)	Per share
Pro forma net income	$24.2	20.9	$1.16	$8.9	21.8	$0.41
Income tax expense	0.3			5.4
Income before taxes	24.5			14.3
Adjustments:
Environmental reserve adjustments and other costs associated with previously disposed businesses	0.7			1.9
Restructuring costs	0.3			0.3
Impairment of ATD intangible assets	—			10.1
Pension settlement	12.8			—
Other	1.8			0.4
Adjusted income before taxes	40.1			27.0
Adjusted income tax expense	(11.6)			(8.8)
Pro forma adjusted net income	$28.5	20.9	$1.36	$18.2	21.8	$0.83

	Nine Months Ended September 30,
	2018			2017
	$	Average common shares outstanding, diluted (millions)	Per share	$	Average common shares outstanding, diluted (millions)	Per share
Pro forma net income	$46.7	21.2	$2.20	$43.4	21.7	$2.00
Income tax expense	16.4			26.0
Income before taxes	63.1			69.4
Adjustments:
Environmental reserve adjustments and other costs associated with previously disposed businesses	2.4			5.2
Restructuring costs	7.1			3.7
Impairment of ATD intangible assets	—			10.1
Pension settlement	12.8			—
Other	2.9			1.0
Adjusted income before taxes	88.3			89.4
Adjusted income tax expense	(25.6)			(29.1)
Pro forma adjusted net income	$62.7	21.2	$2.96	$60.3	21.7	$2.78
The foregoing tables provide a reconciliation of pro forma net income set forth in the accompanying unaudited pro forma condensed consolidated statements of operations reflecting reconsolidation of GST to pro forma net income before selected items (pro forma adjusted net income). The methodology for reconciliation is the same as presented on the table titled "Reconciliation of Consolidated Net Income to Consolidated Adjusted Net Income and Consolidated Adjusted Diluted Earnings Per Share (Unaudited)". Note that for the quarter and nine months ended September 30, 2018, pro forma financial results equal consolidated financial results as the reconsolidation of GST and OldCo took place prior to the beginning of the quarter.
Note that for the calculation Pro Forma Adjusted Diluted Earnings Per Share for the prior year period, the option that had been in existence permitting the Trust to purchase for $1 shares of EnPro stock having a value of $20 million was not considered dilutive due to EnPro's positive intent to settle the option in cash. The option was settled in cash as part of the $78.8 million funding of the Trust on November 29, 2017.